Exhibit (k)(5)

FORM OF BRIDGE LOAN AGREEMENT

dated as of March 5, 2014

TRIPLEPOINT VENTURE GROWTH BDC CORP.,
as Borrower,

THE LENDERS PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent,

THE OTHER AGENTS PARTIES HERETO,

and

U.S. BANK NATIONAL ASSOCIATION
as Custodian

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EXHIBIT A	Form of Note
EXHIBIT B	Section 4.3 Certificate
EXHIBIT C	Required Contract Files

SCHEDULE 1.1	Schedule of Transferred Assets
SCHEDULE 8.1	Collection Account

ANNEX I	Payment Instructions

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BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (this “Agreement”) is made and entered into as of March [    ], 2014, among TRIPLEPOINT VENTURE GROWTH BDC CORP., a Maryland corporation (the “Borrower”), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the AGENTS for the Lender Groups (as hereinafter defined) from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, an “Agent”), U.S. BANK NATIONAL ASSOCIATION, as Custodian (as hereinafter defined), and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein and also desires to retain the Custodian to perform certain functions related to the Borrower Collateral (as defined herein) on the terms and conditions set forth herein; and

WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein and the Custodian desire to perform certain functions related to the Borrower Collateral on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Account Collateral” has the meaning set forth in Section 13.1(d).

“Administrative Agent” has the meaning set forth in the Preamble.

“Administrative Agent’s Account” has the meaning set forth in Section 4.1(a).

“Advance” has the meaning set forth in Section 2.1.

“Advance Amount” means $[•].

“Adverse Claim” means any claim of ownership or any Lien, security interest, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien or security interest, other than Permitted Liens.

“Affected Person” has the meaning set forth in Section 5.1.

“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan); provided, however, for the avoidance of doubt, at no time shall either Loan Seller or any of their Affiliates be deemed to be an Affiliate of the Borrower.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(a)           to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners; or

(b)           to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” has the meaning set forth in the Preamble.

“Agented Contract” means one or more Contracts entered into by an Obligor as part of a syndicated transaction wherein (i) if the Borrower or any of its Affiliates is the agent, the Contract Files with respect thereto are delivered to the Custodian in accordance with this Agreement and, otherwise, the Contract Files are held by the related agent and (ii) the Borrower has all of the rights of a lender or lessor with respect to such Contract and the Related Security, which have been transferred to the Borrower with respect to such Contract.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Base Rate” means a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(c)           the rate of interest announced publicly by DBNY in New York, New York, from time to time as DBNY’s base commercial lending rate; and

(d)           ½ of one percent above the Federal Funds Rate.

“Alternative Rate” means a rate per annum equal to the LIBOR Rate; provided, however, that in the case of:

(a)           any day on or after the first day on which a Committed Lender shall have notified the related Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for such Committed Lender to fund the Advance at the Alternative Rate set forth above (and such Committed Lender shall not have subsequently notified such Agent that such circumstances no longer exist), or

(b)           any period in the event the LIBOR Rate is not reasonably available to any Agent for such period,

the “Alternative Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such Fixed Period.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means 1.00% per annum; provided that, the Applicable Margin shall be increased by 2.00% during the continuation of a Facility Termination Event.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Assigned Agreements” has the meaning set forth in Section 13.1(c).

“Borrower Collateral” has the meaning set forth in Section 13.1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Menlo Park, California are authorized or obligated by law, executive order or government decree to remain closed.

“Charges” means (i) all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on the Contract Payments or the related Contracts or any other property of the Borrower and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means the account designated as the Collection Account in, and which is established and maintained pursuant to, Section 8.1(a).

“Collection Account Bank” means any institution acceptable to the Administrative Agent at which the Collection Account is kept.

“Collections” means all cash collections and other cash proceeds of the Contract Payments and other property constituting Borrower Collateral.

“Commercial Paper Rate” for the Advance means, to the extent a Conduit Lender funds its portion of the Advance by issuing commercial paper, the sum of (i) the weighted average of the rates at which commercial paper notes of such Conduit Lender issued to fund its portion of the Advance may be sold by any placement agent or commercial paper dealer selected by such Conduit Lender, as agreed in good faith between each such agent or dealer and such Conduit Lender; provided if the rate (or rates) as agreed between any such agent or dealer and such Conduit Lender for the Advance is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum plus (ii) .05% per annum plus (iii) any and all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of such Conduit Lender’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper issued to fund the making or maintenance of the Advance.  Each Conduit Lender shall notify the Administrative Agent of its Commercial Paper Rate applicable to the Advance promptly after the determination thereof.

“Commitment” means, for each Committed Lender, such Committed Lender’s pro rata share of the Advance outstanding.

“Committed Lenders” means, for any Lender Group, the Persons executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment) in accordance with the terms of this Agreement.

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.

“Contract” means any Lease or Loan.

“Contract Collateral” means any tangible, personal or mixed property that is the subject of a Lease or that is security for a Loan together with the Related Security.

“Contract File” means, with respect to each Contract, the documents specified on Exhibit C applicable to such Contract.

“Contract Payment” means, with respect to any Obligor, indebtedness of such Obligor arising under a Contract (whether constituting an account, chattel paper, a document, an instrument, a payment intangible or a general intangible), including the right to payment of any scheduled payments thereon, interest or finance charges and other obligations of such Obligor with respect thereto but excluding (i) any purchase option payments due or paid under a Lease upon the expiration of the scheduled term of such Lease, (ii) any Excluded Amounts due or paid thereunder, (iii) any fees collected on behalf of third parties and (iv) any related Residual or any realizations of such Residual, including scheduled payments on any Lease which become payable after the expiration of its scheduled term.

“Corporate Trust Office” means the applicable designated corporate trust office of the Custodian, specified on its signature page hereto, or such other address within the United States as it may designate from time to time by notice to the Lenders.

“Cost of Funds Rate” means, for any Lender, the rate determined as set forth below:

(a)           With respect to each Conduit Lender, such Conduit Lender’s Commercial Paper Rate for such day, except as otherwise provided in clauses (b) or (d) below.

(b)           Except as otherwise provided in clause (d) below, if and to the extent that, and only for so long as, a Conduit Lender at any time determines in good faith that it is unable to raise or is precluded or prohibited from raising, or that it is not advisable to raise, funds through the issuance of commercial paper notes in the commercial paper market of the United States to finance its making or maintenance of its portion of the Advance or any portion thereof (which determination may be based on any allocation method employed in good faith by such Conduit Lender), including by reason of market conditions or by reason of insufficient availability under any of its Support Facilities or the downgrading of any of its Support Parties, upon notice from such Conduit Lender to the Agent for its Lender Group and the Administrative Agent, such Conduit Lender’s portion of the Advance shall bear interest at a rate per annum equal to the Alternative Rate, rather than as otherwise determined pursuant to clause (a) above.

(c)           Except as otherwise provided in clause (d) below, with respect to each Committed Lender, the Alternative Rate.

(d)           With respect to all Lenders, following the occurrence and during the continuance of a Facility Termination Event, the Alternate Base Rate.

“Custodial Delivery Failure” has the meaning set forth in Section 12.11.

“Custodian” means U.S. Bank National Association, solely in its capacity as Custodian, together with its successors and permitted assigns in such capacity.

“Custodian Fee Letter” means that certain fee letter, dated as of the date hereof, amount U.S. Bank National Association, as Custodian and the Borrower setting forth the fees and expenses payable by the Borrower of the Custodian, acknowledged by the Borrower, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Administrative Agent.

“DBNY” means Deutsche Bank AG, New York Branch, and its successors.

“Discounted Present Value” means, as of any date of determination, for all Contracts evidencing Leases, the present value of all scheduled payments to become due under such Lease subsequent to the second day of the current calendar month and on or prior to the end of the original term thereof in accordance with the provisions of such Contract, determined by discounting all such scheduled payments from the due date in the month immediately following the month in which such scheduled payments are to become due to the due date in the current calendar month by using the imputed lease rate in such Contract.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“Effective Date” has the meaning set forth in Section 6.1.

“Eligible Account” means (i) a segregated trust account or (ii) a segregated direct deposit account, in each case, maintained with a depository institution or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A-1 by Standard & Poor’s and P-1 by Moody’s.  In either case, such depository institution or trust company shall have been approved by the Administrative Agent, acting in its reasonable discretion, by written notice to the Borrower.  Notwithstanding the foregoing, DBNY, Deutsche Bank Trust Company Americas and U.S. Bank National Association are deemed to be an acceptable depository institution to the Administrative Agent.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Account” means the escrow account number [•] established and maintained at Deutsche Bank Trust Company Americas pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means Deutsche Bank Trust Company Americas, in its role as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and among the Borrower, the Loan Seller, DBNY and the Escrow Agent.

“Excluded Amounts” means any amounts relating to diligence, legal, facility, tax, filing, insurance, maintenance and ancillary products and services.

“Excluded Taxes” has the meaning set forth in Section 4.3(e).

“Executive Officer” means, with respect to the Borrower, its Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer and, with respect to any other Person, the Chief Executive Office, Chief Operating Officer, President, Chief Financial Officer, any Vice President or any other properly authorized person of such Person.

“Facility Termination Date” means the earliest to occur of (i) three (3) Business Days after the Scheduled Facility Termination Date, and (ii) the effective date on which the facility hereunder is terminated pursuant to Section 14.2.

“Facility Termination Event” means any of the events described in Section 14.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Finance Lease” means a Lease whereby a Loan Seller or the Borrower (or an Affiliate thereof) is deemed to have made a loan to the Obligor, which loan is secured by the Obligor’s ownership interest in the related Contract Collateral, and the lease or installment payments thereon represent repayment on such Loan.

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any date of determination.

“Growth Capital Loan” means a Loan duly executed and delivered by an Obligor to the Borrower in order to finance any business operations and general corporate activities, and, in each case, which is secured by a Lien on substantially all assets of such Obligor.

“Increased Costs” means collectively, any increased cost, loss or liability owing to any Affected Person under Article V, of this Agreement.

“Indebtedness” means, with respect to any Person at any time, any (a) indebtedness or liabilities of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for or liabilities incurred on the account of such Person; (e) obligations or liabilities of such Person arising under acceptance facilities; (f) obligations of such Person under any guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on property or assets of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.

“Indemnified Amounts” has the meaning set forth in Section 17.1.

“Indemnified Party” has the meaning set forth in Section 17.1.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 30 days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Interest Rate” means, for any specified period of time and for any Lender hereunder, a rate per annum equal to the higher of (1) the sum of (a) the Applicable Margin and (b) the Cost of Funds Rate as determined for such Lender and (2) the sum or (a) the Federal Funds Rate and (b) 0.50% per annum.

“Investor” means (i) all Lenders, (ii) all other owners by assignment or participation of an Advance and, to the extent of the undivided interests so purchased, all Participants (in accordance with Section 16.9), and (iii) each Agent and any subsequent holder of a Note (in accordance with Section 16.5).

“Lease” means each Contract identified on the Schedule of Transferred Assets as a lease, including all related lease agreements and any related schedules, sub-schedules, supplements and amendments to a master lease pursuant to which a Loan Seller or the Borrower (either directly or as an assignee of such Contract) leases specified equipment or other property to an Obligor at a specified periodic rate; provided each such schedule to a master lease shall constitute a separate Lease.

“Lender” means each Conduit Lender, each Committed Lender and each Uncommitted Lender, as the context may require.

“Lender Group” means each Lender and related Agent from time to time party hereto.

“LIBOR Rate” means [•]% per annum.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means each Contract identified on the Schedule of Transferred Assets that is not a Lease.

“Loan Seller” means, collectively, TPC Venture Growth Partners 1, LLC and TriplePoint Capital LLC, as sellers under the Sale Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Non-Exempt Person” has the meaning set forth in Section 4.3(e).

“Non-Excluded Taxes” has the meaning set forth in Section 4.3(a).

“Note” means a promissory grid note, in the form of Exhibit A, made payable to the order of an Agent, on behalf of the related Lenders.

“Note Agent” has the meaning set forth in Section 15.1.

“Note Register” has the meaning set forth in Section 16.5(a).

“Note Registrar” has the meaning set forth in Section 16.5(a).

“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Investors, the Agents, the Custodian, the Administrative Agent or any other Affected Person or Indemnified Party arising under or in connection with this Agreement and each other Transaction Document.

“Obligor” on a Contract means any Person who owes payments under such Contract.

“Officer’s Certificate” means a certificate signed by an Executive Officer.

“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel acceptable to the Administrative Agent.

“Other Taxes” has the meaning set forth in Section 4.3(b).

“Participant” has the meaning set forth in Section 16.9.

“Permitted Investment” means, at any time:

(a)           direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)           demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(c)           repurchase obligations pursuant to a written agreement (i) with respect to any obligation described in clause (a) above, where the Administrative Agent has taken actual or constructive delivery of such obligation in accordance with Article VIII of this Agreement, and (ii) entered into with (x) the Administrative Agent or (y) the corporate trust department of a depository institution or trust company organized under the laws of the United States or any State thereof, the deposits of which are insured by the Federal Deposit Insurance Corporation and the short-term unsecured debt obligations of which are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s (including, if applicable, the Administrative Agent or any agent thereof acting in its commercial capacity);

(d)           securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any State whose long-term unsecured debt obligations are assigned one of the two highest long-term ratings by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that an investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the Collection Account to exceed 10% of the value of Permitted Investments held in such accounts (with Permitted Investments held in such accounts valued at par);

(e)           commercial paper that (i) is payable in United States dollars and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(f)            units of money market funds rated in the highest credit rating category by each Rating Agency; or

(g)           any other demand or time deposit, obligation, security or investment (including a hedging arrangement) as may be acceptable to the Administrative Agent, as evidenced by a writing to that effect.

Permitted Investments may be purchased by or through the Administrative Agent or any of its Affiliates.  All Permitted Investments shall be held in the name of the Administrative Agent.  No Permitted Investment shall have an “r” highlighter affixed to its Standard & Poor’s rating.

“Permitted Lien” means (i) the Lien in favor of the Administrative Agent for the benefit of the Secured Parties, (ii) the restrictions on transferability imposed by the Transaction Documents, (iii) inchoate Liens for taxes not yet payable and mechanics’ or suppliers’ liens for services or materials supplied the payment of which is not yet overdue or for which adequate reserves have been established, (iv) as to Contract Collateral (1) the Lien in favor of the Borrower herein, (2) the leasehold interest of the Obligor in a True Lease and (3) any Liens on the Contract Collateral permitted pursuant to the applicable Contract, (v) as to Growth Capital

Loans, Liens held by senior lenders with respect to subordinated Transferred Contracts and (vi) as to Agented Contracts, Liens in favor of the agent on behalf of all the lenders or lessors of the related Obligor.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Portfolio Investment” means that portion of any Warrant Asset held by the Borrower and any equity interests in a Person held by the Borrower as a result of exchanging or exercising such Warrant Asset.

“Principal Balance” means (a) with respect to any Contract evidencing a Loan, as of any date, the initial principal balance thereof minus the sum of (i) the principal portion of all scheduled principal payments thereon received on or after the Effective Date and on or prior to such date, (ii) the principal portion of all prepayments received and (iii) the principal portion of proceeds from any insurance policies covering the related Contract Collateral, liquidation proceeds and proceeds from any guaranties received and allocated to principal by the Servicer; allocating all such payments in accordance with the terms of such Contract to the reduction of the unpaid principal balance of such Contract and in accordance with GAAP and (b) with respect to any Contract evidencing a Lease, as of any date, the Discounted Present Value of such Lease.

“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Rating Agencies” means Standard & Poor’s and Moody’s.

“Records” means all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by or on behalf of the Borrower with respect to Contract Payments and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower with respect to such Contract Payments or Obligors.

“Related Committed Lender” means, with respect to any Uncommitted Lender, each Committed Lender in its Lender Group.

“Related Security” means, with respect to each Transferred Contract:

(a)           all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of an Obligor arising under such Transferred Contract;

(b)           all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c)           all Collections with respect to such Transferred Contract and any of the foregoing;

(d)           the Contract Collateral, any other property securing an Obligor’s obligations under any Contract and any guarantees or similar credit enhancement for an Obligor’s obligations under any Contract, all UCC financing statements or other filings relating thereto, including all rights and remedies against any Vendor of the Contract Collateral related to the Contracts, and any agreement pursuant to which an Obligor subleases the related Contract Collateral, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e)           all Records with respect to such Transferred Contract and any of the foregoing; and

(f)            all recoveries from and proceeds of the foregoing.

“Required Lenders” means, at any time, Lenders holding portions of the Advance aggregating at least 66-2/3% of the Advance.

“Residual” means, with respect to any True Lease, any interest of the lessor or its assigns, as owner of underlying Contract Collateral, in the value of the related Contract Collateral after termination of such True Lease, including the proceeds from the sale or use of the Contract Collateral after the termination of such True Lease.

“Responsible Officer” means, with respect to (a) the Borrower, its Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, or any other officer or employee of the Borrower directly responsible for the administration or collection of the Transferred Contracts, or (b) any other Person, any Person that is not an individual, the President, any Vice-President or Assistant Vice-President, Corporate Trust Officer or the Controller of such Person, or any other officer or employee having similar functions.

“Sale Agreement” means the Purchase and Sale Agreement, dated as of the date hereof, by and between the Loan Seller, as sellers, and the Borrower, as purchaser, as amended, supplemented or restated from time to time.

“Schedule of Transferred Assets” means the list of Purchased Contracts, Warrant Assets and Equity Investments attached hereto as Schedule 1.1.  It identifies the Contracts, Warrant Assets and Equity Investments which are being transferred to the Buyer, together with the Purchase Price related to each of the foregoing and such information with respect to each such Contracts, Warrant Assets and Equity Investments as the Buyer may reasonably require.

“Scheduled Facility Termination Date” means March 14, 2014.

“Section 4.3 Certificate” has the meaning set forth in Section 4.3(e)(ii).

“Secured Parties” means, collectively, each Agent, each Lender, the Administrative Agent, the Custodian, each other Affected Person and Indemnified Party and their respective successors and assigns.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“Structured Lender” means any Person whose principal business consists of issuing commercial paper, medium term notes or other securities to fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets or interests therein and which is required by any nationally recognized statistical rating organization which is rating such securities to obtain from its principal debtors an agreement such as that set forth in Section 18.11(a) of this Agreement in order to maintain such rating.

“Structured Lender Liquidity Arrangement” means each liquidity, credit enhancement or “back-stop” purchase or loan facility for a Lender which is a Structured Lender relating to this Agreement.

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Support Facility” means any liquidity or credit support agreement with a Structured Lender which relates to this Agreement (including any agreement to purchase an assignment of or participation in the Notes).

“Support Party” means any bank, insurance company or other financial institution extending or having a commitment to extend funds to or for the account of a Structured Lender (including by agreement to purchase an assignment of or participation in the Notes) under a Support Facility.

“Tangible Net Worth” means, with respect to any Person, the consolidated net worth of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Taxes” has the meaning set forth in Section 4.3(a).

“Transaction Documents” means this Agreement, the Notes, the Account Agreement, the Sale Agreement, the Escrow Agreement, the Custodial Fee Letter and the other documents to be executed and delivered in connection with this Agreement, specifically excluding from the foregoing, however, Transferred Contracts delivered in connection with this Agreement.

“Transferred Contract” means each Contract that is purchased pursuant to the Sale Agreement.  Any Contract that is released from the Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant hereto shall not be a “Transferred Contract” after such Contract is so released.

“True Lease” means a Lease which is not a Finance Lease.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.

“Unmatured Facility Termination Event” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Facility Termination Event.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Vendor” means, with respect to any Contract, the equipment manufacturer, dealer or distributor or other Person that provided products or services with respect to the Contract Collateral under such Contract.

“Warrant Assets” means the Borrower’s interest in any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower, as assignee of a Loan Seller, and listed on the Schedule of Transferred Assets; provided that the term Warrant Assets shall in no event include the right of a Loan Seller or the Borrower to participate as an investor in future equity financings by an Obligor.

“written” or “in writing” (and other variations thereof) means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

“Yield” means, with respect to any period, the daily interest accrued on the Advance during such period as provided for in Article III.

Section 1.2            Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto.

(b)           Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto, and each term defined in the plural form in

Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c)           The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, the term “including” means “including without limitation,” and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d)           The following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Certificated Securities, Chattel Paper, Control, Documents, Equipment, Financial Assets, Funds Transfer system, General Intangibles, Instruments, Inventory, Investment Property, Proceeds, Securities Accounts, Security Certificates, Security Entitlements and Uncertificated Securities.

(e)           Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.

ARTICLE II

THE FACILITY, ADVANCE PROCEDURES AND NOTES

Section 2.1            The Advance.  On the terms and subject to the conditions set forth in this Agreement, the Borrower hereby requests and each Lender Group hereby agrees to make an advance to the Borrower in an amount equal to the Advance Amount (the “Advance”) on the Effective Date.  The Advance, once repaid, may not be re-borrowed.

Section 2.2            Funding of the Advance.  Subject to the satisfaction of the conditions precedent set forth in Section 6.1, the Lenders shall make the Advance.  On the Effective Date, the Lenders shall make their respective Commitments available to the Administrative Agent and the Administrative Agent shall make the proceeds of the Advance available to the Borrower by deposit to the Escrow Account in same day funds no later than 3:00 p.m., New York City time, on the Effective Date or such later date acceptable to the Borrower.  NO LENDER SHALL HAVE ANY COMMITMENT OR OBLIGATION TO MAKE ANY ADDITIONAL ADVANCE HEREUNDER.

Section 2.3            Notes.  The portion of the Advance made by each Lender Group may, upon request, be further evidenced by a Note, executed by the Borrower, with appropriate insertions, payable to the order of the Agent for such Lender Group.

Section 2.4            Repayment and Prepayments.  The Borrower shall repay in full the unpaid principal amount of the Advance upon any acceleration pursuant to Section 14.2 and on the Scheduled Facility Termination Date.  Prior thereto, the Borrower may, from time to time on any Business Day but with at least one Business Days’ prior written notice to the Administrative

Agent, make a prepayment in whole of the outstanding principal amount of the Advance and all other accrued, but unpaid, Obligations hereunder, without prepayment premium or penalty.

ARTICLE III

YIELD, FEES, ETC.

Section 3.1            Yield.  The Borrower hereby promises to pay on the dates specified in Section 3.2 Yield on the unpaid principal amount of the Advance (or each portion thereof) for the period commencing on the Effective Date until the Advance is paid in full.  No provision of this Agreement or the Notes shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law.

Section 3.2            Yield Payment Dates.  Yield accrued on the Advance (including any previously accrued and unpaid Yield) shall be payable, without duplication:

(a)           on the earlier to occur of the Scheduled Facility Termination Date and the Facility Termination Date; and

(b)           on the date of any prepayment of principal pursuant to Section 2.4.

Section 3.3            Yield Calculation.  Each Note shall bear interest on each day hereunder at a rate per annum equal to the Interest Rate for such day.

Section 3.4            Computation of Yield.  All Yield shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Yield is payable over a year comprised of 360 days.  Each Agent (on behalf of its respective Lender Group) and the Administrative Agent (for itself) shall determine the applicable Yield, all fees due to it, any amounts due and payable hereunder to be paid by the Borrower to the Lenders, each Agent or the Administrative Agent (as applicable) on the earlier to occur of the Scheduled Facility Termination Date and the Facility Termination Date (and, if applicable, any date thereafter until the Obligations have been paid in full and satisfied) and shall promptly advise the Administrative Agent thereof in writing.

ARTICLE IV

PAYMENTS; TAXES

Section 4.1            Making of Payments.  Subject to, and in accordance with, the provisions hereof, all payments of principal of or Yield on the Advance and other amounts due to the Lenders shall be made by no later than 3:00 p.m., New York City time, on the day when due in lawful money of the United States of America in immediately available funds to the Administrative Agent, at its account (account number — 10-463646-0008 (account name — Gemini Securitization Corp., LLC) maintained at the office of Deutsche Bank AG, New York, New York (ABA # 026-003-780), reference: TriplePoint Venture Growth BDC Corp., with telephone notice (including wire number) to the Administrative Agent (telephone number 904-527-6248)), or such other account as the Administrative Agent shall designate in writing to the Borrower (the “Administrative Agent’s Account”).  Payments received by the Administrative Agent after 3:00 p.m., New York City time, on any day will be deemed to have been received by the Administrative Agent on its next following Business Day.  The Administrative Agent shall, upon receipt of such payments, promptly remit such payments (in the same type of funds received by the Administrative Agent) to the Agent for each Lender Group and pro rata among the Lender Groups on the basis of the respective amounts owing to such Lender Groups.  Each Agent shall allocate to the Lenders in its Lender Group each payment in respect of the Advance received by such Agent as provided herein.  Payments in reduction of the principal amount of the Advance shall be allocated and applied to Lenders pro rata based on their respective portions of the Advance, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower.  Payments of Yield shall be allocated and applied to Lenders pro rata based upon the respective amounts of interest due and payable to them, determined as provided above in Section 3.3.

Section 4.2            Due Date Extension.  If any payment of principal or Yield with respect to the Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Yield shall accrue and be payable for the period of such extension at the rate applicable to the Advance.

Section 4.3            Taxes.  (a)  Any and all payments by or on behalf of the Borrower under or in respect of this Agreement or any other Transaction Documents to which the Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law.  If the Borrower shall be required under any applicable requirement of law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Transaction Documents to an Affected Person (including for purposes of Section 5.1 and this Section 4.3, any assignee, successor, or participant of an Affected Person), (i) the Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) the Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any requirement of law, and (iii) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 4.3) the Affected Person receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.  For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than (y) Taxes that are imposed on an Affected Person’s overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which the Affected Person is organized or, in the case of an Affected Person that is a Lender, of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of the Affected Person having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Transaction Documents (in which case such Taxes will be treated as Non-Excluded Taxes) and (z) Taxes imposed by FATCA.

(b)           In addition, the Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, filing, intangible, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Transaction Document or from the execution, delivery, enforcement or registration of, any performance, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document (collectively, “Other Taxes”) and any liabilities (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.

(c)           The Borrower hereby agrees to indemnify each Affected Person (including its direct or indirect beneficial owners) for, and to hold them harmless against, the full amount of Non-Excluded Taxes and Other Taxes imposed on or paid by the Affected Person (or any direct or indirect beneficial owners thereof) (as applicable) and any liabilities (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  Amounts payable by the Borrower under the indemnity set forth in this Section 4.3(c) shall be paid promptly after the date of delivery to the Borrower of written demand therefor by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail (1) the calculations of the amount being claimed, (2) the basis therefor and (3) the event by reason of which it has become so entitled); provided that no Person shall be indemnified pursuant to this Section 4.3(c) to the extent the reason for such indemnification relates to, or arises from, the failure by such Person to comply with the provisions of Section 4.3(e) or Section 4.3(f).  If any Lender receives a refund in respect of any amounts paid by the Borrower pursuant to this Section 4.3, which refund in the reasonable judgment of such Lender is allocable to such payment, it shall promptly notify the Borrower of such refund and shall promptly pay the amount of such refund to the Borrower, together with all interest received by such Lender on such amount; provided, however, that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower by such Lender in the event such Lender is required to repay or is not entitled to such refund.

(d)           If the Borrower shall make a payment directly to the applicable taxing authority rather than to the Affected Person, then, within thirty (30) days after the date of any payment of Taxes by the Borrower (or any Person making such payment on behalf of such Persons), the Borrower shall furnish to the Affected Person for its own account a certified copy of the original official receipt evidencing payment thereof.

(e)           For purposes of this Section 4.3(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code, as amended (or any successor sections).  Each Affected Person (including for avoidance of doubt any assignee, successor or participant) that either (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Person”) shall deliver or cause to be delivered to Borrower and the Administrative Agent the following properly completed and duly executed documents:

(i)            in the case of a Non-Exempt Person that is not a United States person, a complete and executed (x) U.S. Internal Revenue Service Form W-8BEN with Part II completed in which such Affected Person claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)           in the case of a Non-Exempt Person that is an individual, (x) for non-United States persons, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit B (a “Section 4.3 Certificate”) or (y) for United States persons, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)          in the case of a Non-Exempt Person that is organized under the laws of the United States, any State thereof, or the District of Columbia and that is not a disregarded entity owned by a person that is not a United States person, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iv)          in the case of a Non-Exempt Person that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 4.3 Certificate; or

(v)           in the case of a Non-Exempt Person that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 4.3 Certificate, and (y) in the case of a non-withholding foreign partnership or trust, without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 4.3(e) if such beneficial owner were an Affected Person; or

(vi)          in the case of a Non-Exempt Person that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 4.3(e) with respect to its beneficial owner if such beneficial owner were an Affected Person; or

(vii)         in the case of a Non-Exempt Person that (A) is not a United States person and (B) is acting in the capacity of an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 4.3 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) of Section 4.3(e) with respect to each such person if each such person were an Affected Person.

If an Affected Person provides a form pursuant to Section 4.3(e)(i)(x) and the form provided by the Affected Person at the time such Affected Person first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicates a United States interest withholding tax rate under the tax treaty in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Affected Person provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form.  If, however, on the date a person becomes an assignee, successor or participant to this Agreement, an Affected Person transferor was entitled to indemnification or additional amounts under this Section 4.3, then the Affected Person assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent that the Affected Person transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Affected Person assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f)            If a payment made to an Affected Person under this Agreement or any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)           For any period with respect to which an Affected Person has failed to provide the Borrower or the Administrative Agent with the appropriate form, certificate or other document described in Section 4.3(e) or (f) (other than if such failure is due to a change in any requirement of law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided), such Affected Person shall not be entitled to indemnification or additional amounts under Section 4.3(a) or (c) with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, that should an Affected Person become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Affected Person shall reasonably request, to assist such Affected Person in recovering such Non-Excluded Taxes.

(h)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.3 shall survive the termination of this Agreement and the other Transaction Documents.  Nothing contained in Section 5.1 or this Section 4.3 shall require an Affected Person to complete, execute or make available any of its Tax returns or any other information that it deems to be confidential or proprietary, or whose completion, execution or submission would, in such Affected Person’s judgment, materially prejudice such Affected Person’s legal or commercial position.

ARTICLE V

INCREASED COSTS, ETC.

Section 5.1            Increased Costs.  If due to the introduction of or any change in or in the interpretation of any law or regulation occurring or issued after the date hereof, the Administrative Agent, any Agent, any Lender or other Investor, any Support Party, or any of their respective Affiliates (each an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other Official Body (whether or not having the force of law) (i) affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of its obligations or commitments hereunder or with respect hereto or to the funding thereof or (ii) subjects any Affected Person to any Tax of any kind whatsoever with respect to this Agreement or any Transaction Document, or changes the basis of taxation of payments to such Affected Person in respect thereof (except for Non-Excluded Taxes covered by Section 4.3) and the result of the foregoing is to increase the cost to such Affected Person of keeping the Advance outstanding or to reduce any amount receivable hereunder, then, upon demand by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail (1) the calculations of the amount being claimed, (2) the basis therefor and (3) the event by reason of which it has become so entitled), the Borrower agrees to promptly pay to such Affected Person or the Administrative Agent, for the account of such Affected Person (as a third-party beneficiary) additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such obligations, commitments or fundings; provided that if such demand is delivered after the later of (x) 180 days after such additional amounts requested hereunder arose and (y) 30 days after the applicable Affected Person had knowledge of such additional amount, the Borrower shall have no obligation to pay such additional amounts.  Such written statement shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof.  Any Affected Person claiming any additional amounts payable pursuant to this Section 5.1 agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different office or branch of such Affected Person as its lending office or take such other actions if the making of such a designation or taking of such other actions would avoid the need for, or reduce the amount of, any such additional amounts and would not, in the reasonable judgment of such Affected Person, be otherwise disadvantageous to such Affected Person.

ARTICLE VI

EFFECTIVENESS; CONDITIONS TO ADVANCES

Section 6.1            Effectiveness.  This Agreement shall become effective on the first day (the “Effective Date”) on which the Administrative Agent, on behalf of the Lenders, shall have received the following, each in form and substance satisfactory to the Administrative Agent:

(a)           Agreement.  This Agreement executed by each party thereto;

(b)           Notes.  For each Lender Group, a Note duly completed and executed by the Borrower and payable to the Agent for such Lender Group;

(c)           Accounts.  Evidence that the Collection Account has been established;

(d)           Transaction Documents.  Executed counterparts of each of the other Transaction Documents and the Custodian Fee Letter, duly executed by each of the parties thereto;

(e)           Resolutions.  A copy of the resolutions of the Board of Directors of the Borrower approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

(f)            Charters.  The Certificate of Incorporation of the Borrower certified by the Secretary of State of its jurisdiction of organization; and a certified copy of the Borrower’s by-laws;

(g)           Good Standing Certificate.  A Good Standing Certificate for the Borrower issued by the applicable Official Body of its jurisdiction of organization;

(h)           Incumbency.  A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;

(i)            Filings.  Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Administrative Agent on behalf of the Secured Parties in all Borrower Collateral in which an interest may be pledged hereunder;

(j)            Searches.  Certified copies of Requests for Information or Copies (Form UCC-11) (or a similar search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Borrower and each Loan Seller (under their respective present names and any previous names) as debtor and which are filed in the jurisdictions in which filings were made pursuant to Section 6.1(i), together with copies of such financing statements;

(k)           Opinion.  The legal opinion of Troutman Sanders, LLP, special counsel for the Borrower, each in form and substance satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

(l)            No Facility Termination Event, etc.  A certificate of the Borrower that each of the Transaction Documents is in full force and effect and (i) no Facility Termination Event or Unmatured Facility Termination Event has occurred or will result from the issuance of the Notes and the borrowing hereunder and (ii) the representations and warranties of the Borrower contained herein and in the other Transaction Documents are true and correct as of the Effective Date;

(m)          Termination of Existing Liens.  Executed UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Contract Payments or the related Contracts previously granted by the Borrower, either Loan Seller or any affiliate thereof and the executed pay-off letters reasonably requested by the Agents;

(n)           Reserved.

(o)           No Material Adverse Change.  No material adverse change with respect to the financial condition, collateral, operations, industry, business or prospects of the Borrower, or any of its subsidiaries, shall have occurred and no litigation shall have commenced which, if successful, could have a material adverse effect upon any of the foregoing;

(p)           Reserved.

(q)           Other.  Such other approvals, documents, opinions, certificates and reports as the Administrative Agent may reasonably request.

ARTICLE VII

ADMINISTRATION AND SERVICING OF TRANSFERRED CONTRACTS

Section 7.1            Servicing Duties.

(a)           The Borrower shall manage, service, administer and make collections on the Transferred Contracts and perform the other actions required by the Borrower under the terms and provisions of this Agreement.  The Borrower may execute any of its duties under this Article VII by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The

Administrative Agent consents to the Borrower subcontracting with Vastardis Capital Services Holdings LP to provide such services with respect to the Transferred Contracts.

(b)           The Borrower shall take or cause to be taken all such actions as may be reasonably necessary or advisable to attempt to collect the Contract Payments from time to time, (i) all in accordance with (1) Applicable Laws and (2) the applicable Transferred Contract, (ii) with reasonable care and diligence using that degree of skill and attention that a similarly-situated prudent person engaging in such activities would exercise, (iii) without limitation to its obligations under the preceding clauses (i) and (ii) and with no less care than the Borrower exercises with respect to all comparable Contracts that it services for itself and others.

(c)           The Borrower shall administer the Collections in respect of the Contract Payments in accordance with the procedures described herein.  The Borrower shall promptly (but in no case later than one (1) Business Day after its receipt thereof) deposit all Collections received directly by it into the Collection Account.

(d)           Except as otherwise permitted in this Agreement, the Borrower shall not extend, amend, forgive, discharge, compromise, waive or cancel the terms of any Contract Payment or amend, modify or waive any term or condition of any Contract related thereto, except with written consent of the Administrative Agent.  Except as in accordance with this Agreement of the Credit and Collection Policy, the Borrower shall not extend, amend or otherwise modify the terms of any Contract Payment or amend or modify any term or condition of any Contract related thereto, except with the written consent of the Administrative Agent.

(e)           The Borrower shall hold in trust for the Secured Parties all Records that evidence or relate to the Contract Payments not previously delivered to the Custodian and shall, as soon as practicable upon demand of the Administrative Agent, make available, or, upon the occurrence and during the continuation of a Facility Termination Event, deliver to the Administrative Agent all Records in its possession which evidence or relate to the Contract Payments.

Section 7.2            Servicing Covenants.  Until the date after the Facility Termination Date on which the Advance shall have been repaid in full, all Yield shall have been paid, and no other amount shall be owing to the Secured Parties under this Agreement:

(a)           Compliance with Agreements and Applicable Laws.  The Borrower shall perform each of its obligations under this Agreement and the other Transaction Documents and comply with all federal, state and local laws and regulations applicable to it and its business and properties, including the Contracts and Contract Payments and all Proceeds thereof, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, and privacy, except to the extent that the failure to so comply would not reasonably be expected to have a material adverse effect on its business, assets, property, business condition (financial or other), funding arrangements or prospects.

(b)           Books and Records.  The Borrower shall keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with GAAP; maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Contracts and the Principal Balances thereof in the event of the destruction of the originals thereof); and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Contracts.

(c)           Payment, Performance and Discharge of Obligations.  The Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all Charges payable by it except where the failure to so pay, discharge or otherwise satisfy such obligation would not, individually or in the aggregate, be expected to have a material adverse effect on its business, assets, property, business condition (financial or other), funding arrangements or prospects.

(d)           ERISA.  The Borrower shall not, and shall not cause or permit any of its Affiliates to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 303(K) or 4068 of ERISA.

(e)           Compliance with Contracts.  The Borrower shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under any Transferred Contracts.  The Borrower shall maintain such insurance as is customary and desirable for Persons engaged in its business and as required by Applicable Law.

(f)            Maintain Records of Transferred Contracts.  The Borrower shall (or shall cause its agent to), at its own cost and expense, maintain satisfactory and complete records of the Borrower Collateral, including a record of all payments received and all credits granted with respect to the Borrower Collateral and all other dealings with the Borrower Collateral.  The Borrower shall (or shall cause its agent to) maintain its computer systems so that the Borrower’s master computer records (including any back-up archives) that refer to a Transferred Contract shall indicate the interest of the Administrative Agent in such Transferred Contract and that such Transferred Contract has been pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement.

(g)           Commingling.  The Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Contract Payments or other proceeds of any Transferred Contracts into the Collection Account.

(h)           Servicing Obligations.  The Borrower will not (i) agree to any amendment, waiver or other modification of the other Transaction Documents to which it is a party without the prior written consent of the Required Lenders or (ii) change its fiscal year to be other than January 1 through December 31.

Section 7.3            Access to Certain Documentation and Information Regarding Contracts.  (a)  The Borrower shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request but only (i) upon two Business Days’ prior written notice (so long as no Unmatured Facility Termination Event, Facility Termination Event has occurred and is continuing) and (ii) during normal business hours: (a) to inspect and make copies of and abstracts from its records relating to the Transferred Contracts, and (b) to visit its properties in connection with the collection, processing or servicing of the Transferred Contracts for the purpose of examining such records, and to discuss matters relating to the Transferred Contracts or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters.  In connection with any inspection, any Agent may, with the Borrower’s consent (so long as no Unmatured Facility Termination Event, Facility Termination Event has occurred and is continuing), institute procedures to permit it to confirm the Obligor balances in respect of any Transferred Contracts.  The Borrower agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing, provided such assistance shall not interfere in any material respect with the Borrower’s business and operations.  During the existence of an Unmatured Facility Termination Event or a Facility Termination Event, the Borrower shall be required to bear the expense of all such inspections.  Nothing in this Section 7.3 shall derogate from the obligation of the Borrower to observe any Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Borrower to provide access as a result of such obligation shall not constitute a breach of this Section 7.3.

(b)           The Borrower shall provide to the Administrative Agent access to the Transferred Contracts and all other documents regarding the Transferred Contracts included as part of the Borrower Collateral and the Related Security in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written notice (so long as no Unmatured Facility Termination Event or Facility Termination Event has occurred and is continuing) and (ii) during normal business hours.  From and after the Effective Date and periodically thereafter at the reasonable discretion of the Administrative Agent, the Administrative Agent may review the Borrower’s collection and administration of the Transferred Contracts in order to assess compliance by the Borrower with this Agreement and may conduct an audit of the Transferred Contracts and Records in conjunction with such review, subject to the limits set forth in Section 7.3(a).

ARTICLE VIII

ACCOUNTS; PAYMENTS

Section 8.1            Collection Account.  (a)  On or prior to the Effective Date, the Borrower shall establish the Collection Account.  The Collection Account shall be an Eligible Account which is a segregated trust account initially established with Deutsche Bank Trust Company Americas.  If at any time the Collection Account ceases to be an Eligible Account, the Administrative Agent (with notice to the Borrower) shall transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.  The Collection Account is listed on Schedule 8.1.

(b)           All amounts held in the Collection Account, shall, to the extent permitted by Applicable Laws, be invested by the Administrative Agent, as directed by the Borrower in writing (or, if the Borrower fails to provide such direction, such amounts shall be invested in investments described in clause (f) of the definition of Permitted Investments), in Permitted Investments that mature not later than one Business Day prior to the Scheduled Facility Termination Date.  Any such written direction shall certify that any such investment is authorized by this Section 8.1.  Investments in Permitted Investments shall be made in the name of the Administrative Agent on behalf of the Secured Parties, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity.  The taxpayer identification number associated with the Collection Account shall be that of the Borrower and the Borrower shall report for Federal, state and local income tax purposes, the income, if any, represented by the Collection Account.  If any amounts are needed for disbursement from the Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Administrative Agent shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the direction of the Borrower or, if the Borrower shall fail to give such direction, the Agent.

(c)           The Borrower shall not have any rights of direction or withdrawal, with respect to amounts held in the Collection Account, except to the extent explicitly set forth in this Agreement.

Subject to the other provisions hereof, the Administrative Agent shall have sole control over each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered directly to the Administrative Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Administrative Agent in a manner that complies with this Section 8.1.  All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Collection Account shall be deposited in the Collection Account.  If the Administrative Agent is given instructions to invest funds in the Collection Account in investments other than investments of the type described in clause (f) of the definition of “Permitted Investments”, the Person giving such instructions agrees to assist the Administrative Agent in complying with the requirements herein with respect to such investments.

Section 8.2            Application of Collections.  With respect to each Contract, payments by or on behalf of the Obligor shall be applied to interest and principal thereof to reduce the balance thereof in accordance with the terms of such Contract.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make the Advance hereunder, the Borrower hereby represents and warrants to the Administrative Agent and the Investors as to itself, as of the Effective Date, as follows:

Section 9.1            Organization and Good Standing.  It has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted.  It has the power, authority and legal right (x) to acquire and own the Transferred Contracts and the Related Security, and to grant to the Administrative Agent a security interest in the Transferred Contracts and the Related Security and the other Borrower Collateral and (y) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 9.2            Due Qualification.  It is duly qualified to do business and has obtained all necessary licenses and approvals in all jurisdictions, except where the failure to do so would not reasonably be expected to have a material adverse effect on (i) its ability to perform its obligations under this Agreement, (ii) the validity or enforceability of the Contracts and the Related Security or (iii) its ability to perform its obligations under its Transaction Documents.

Section 9.3            Power and Authority.  It has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; it has full power and authority to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Transferred Contracts and the other Borrower Collateral and has duly authorized such grant by all necessary action; and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary action.

Section 9.4            Security Interest; Binding Obligations.  This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Borrower; this Agreement shall create a valid security interest in the Borrower Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, enforceable against the Borrower and creditors of the Borrower and any Affiliate thereof; upon the effectiveness of this Agreement, such security interest shall be first priority perfected to the extent that a security interest in said Borrower Collateral may be perfected under the applicable UCC; and this Agreement and the other Transaction Documents to which it is a party shall constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, (ii) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (iii) implied covenants of good faith and fair dealing.

Section 9.5            No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which it is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its organizational documents, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Borrower is a party or by which it is bound or any of its properties are subject, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or violate in any material respect any law, order, rule or regulation applicable to the Borrower of any Official Body having jurisdiction over the Borrower or any of its properties, or in any way materially adversely affect the Borrower’s ability to perform its obligations under this Agreement or the other Transaction

Documents to which it is a party.  The business and other activities of the Borrower, including the owning of the Contracts hereunder, the application of the proceeds and repayment of Advances by the Borrower and the consummation of the transactions contemplated hereby and by the other Transaction Documents do not result in a violation or breach in any material respect of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder in each case that are applicable to the Borrower.

Section 9.6            No Proceedings.  There are no proceedings or investigations pending or, to its knowledge, threatened against the Borrower, before any court or Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents, (D) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on any of the Transferred Contracts or other Borrower Collateral or (E) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the federal income tax or other federal, state or local tax attributes of the Notes or seeking to impose any excise, franchise, transfer or similar tax upon the Notes or the sale and assignment of the Contracts and the other Borrower Collateral hereunder.

Section 9.7            No Consents.  It is not required to obtain the consent of any other party or any approval, authorization, consent, license, approval or authorization, or registration or declaration with, any Official Body having jurisdiction over it or its properties in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, in each case other than consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof.

Section 9.8            Solvency.  It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents.  After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, it will have an adequate amount of capital to conduct its business in the foreseeable future.

Section 9.9            Tax Treatment.  For federal income tax purposes, the Borrower will be treated as the owner of the Transferred Contracts and the Related Security, the Borrower will be treated as the borrower under this Agreement, and the Advance will be treated as the Indebtedness of the Borrower.  For legal purposes, each Loan Seller and the Borrower will treat the purchase or absolute assignment of the Transferred Contracts and the Related Security pursuant to the Sale Agreement as a sale and absolute assignment of each Loan Seller’s full right, title and ownership interest in such Transferred Contracts and the Related Security.

Section 9.10          Compliance With Laws.  It has complied and will comply in all material respects with all Applicable Laws, judgments, agreements, decrees and orders with respect to its business and properties and all Borrower Collateral.

Section 9.11          Taxes.  It is a corporation for U.S. federal income tax purposes.  It has filed on a timely basis all material tax returns (including foreign, federal, state, local and otherwise) required to be filed, is not liable for taxes payable by any other Person and has paid all material taxes due and payable by it and any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower).  No tax lien or similar Adverse Claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge.  Any taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of each Transferred Contract and the Related Security to the Borrower have been paid or shall have been paid if and when due at or prior to the Effective Date.

Section 9.12          No Liens, Etc.  The Borrower Collateral and each part thereof is owned by the Borrower free and clear of any Adverse Claim or restrictions on transferability and the Borrower has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of the Advance, the Administrative Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in such Borrower Collateral, free and clear of any Adverse Claim or restrictions on transferability, to the extent (as to perfection and priority) that a security interest in said Borrower Collateral may be perfected under the applicable UCC.  No effective financing statement or other instrument similar in effect naming or purportedly naming the Borrower or any of its Affiliates as debtor and covering all or any part of the Borrower Collateral is on file in any recording office, except such as will be released on the Effective Date or as may have been filed in favor of the Administrative Agent as “Secured Party” pursuant hereto or as necessary or advisable to effect the sales contemplated by the Sale Agreement.

Section 9.13          Purchase and Sale.  After giving effect to the making of the Advance and the application of the proceeds thereof on the Effective Date, the Contract Collateral will have been purchased by or contributed to the Borrower on the Effective Date pursuant to the Sale Agreement and all amounts owing to the Loan Seller as consideration therefor will be deposited into the Escrow Account.

Section 9.14          Information True and Correct.  All information heretofore or hereafter furnished by or on behalf of the Borrower in writing to any Lender, any Agent or the Administrative Agent in connection with this Agreement or any transaction contemplated hereby is and will be true and complete in all material respects and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading.

Section 9.15          ERISA Compliance.  It has no benefit plans subject to ERISA.

Section 9.16          Financial or Other Condition.  There has been no material adverse change in its condition (financial or otherwise), business, operations, results of operations, or properties since its date of organization.

Section 9.17                             Use of Proceeds.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System) and none of the proceeds of the Advance will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the Board of Governors of the Federal Reserve System from time to time.

Section 9.18                             Investments.  The Borrower does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person, other than the Permitted Investments in the Collection Account, (b) interests in current or former Obligors as a result of any Warrant Assets giving rise to Portfolio Investments, (c) its interest in TPVG Variable Funding Company LLC and (d) its interest in the Persons described on Schedule 9.18.

Section 9.19                             Transaction Documents.  The Sale Agreement is the only agreement pursuant to which the Borrower has purchased Contracts.  It has furnished to the Administrative Agent and each Agent true, correct and complete copies of each Transaction Document to which it is a party, each of which is in full force and effect.  Neither of the Borrower nor any Affiliate of the Borrower party thereto is in default of any of its obligations thereunder in any material respect.  Upon the purchase of each Contract (or an interest in a Contract) pursuant to the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Contract and all assets relating thereto, free and clear of any Adverse Claim.  All such assets are transferred to the Borrower without recourse to the Loan Seller except as described in the Sale Agreement.  The purchases of such assets by the Borrower constitute valid and true sales for consideration enforceable against creditors of the Loan Seller, and no such assets shall constitute property of the Loan Seller.

Section 9.20                             Reserved.

Section 9.21                             Anti-Terrorism, Anti-Money Laundering.  Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.  The Borrower is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the USA Patriot Act.

ARTICLE X

COVENANTS

From the date hereof until the first day following the Facility Termination Date on which all Obligations shall have been finally and fully paid and performed, the Borrower hereby covenants and agrees with the Investors, the Agents and the Administrative Agent that:

Section 10.1                             Protection of Security Interest of the Secured Parties.  (a)  At or prior to the Effective Date, the Borrower shall have filed or caused to be filed a UCC-1 financing statement, naming the Borrower as debtor, naming the Administrative Agent (for the benefit of the Secured Parties) as secured party and describing the Borrower Collateral, with the office of the Secretary of State of the State of Maryland.  From time to time thereafter, the Borrower shall file such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Secured Parties under this Agreement in the Borrower Collateral and in the proceeds thereof.  The Borrower shall deliver (or cause to be delivered) to the Administrative Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.  In the event that the Borrower fails to perform its obligations under this subsection, the Administrative Agent may do so, in each case at the expense of the Borrower.

(b)                                 The Borrower shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Borrower (or by the Administrative Agent on behalf of the Borrower) in accordance with Section 10.1(a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Administrative Agent at least 30 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements (and shall provide copy of such amendments to the Administrative Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed).

(c)                                  The Borrower shall (or shall cause its agent to) maintain its computer systems, if any, so that, from and after the time of the first Advance under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Borrower Collateral indicate clearly that such Borrower Collateral is subject to first priority security interest in favor of the Administrative Agent, for the benefit of the Secured Parties.  Indication of the Administrative Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Borrower Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms or otherwise as expressly permitted by the Sale Agreement or by this Agreement.

(d)                                 Without limiting any of the other provisions hereof, if at any time the Borrower shall propose to sell, grant a security interest in, or otherwise transfer any interest in loan or lease receivables to any prospective lender or other transferee, the Borrower shall give to such prospective lender or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Borrower Collateral shall indicate clearly that such Borrower Collateral is subject to a first priority security interest in favor of the Administrative Agent, for the benefit of the Secured Parties.

Section 10.2                             Other Liens or Interests.  Except for the security interest granted hereunder and as otherwise permitted pursuant to Section 10.16, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Borrower Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Administrative Agent (for the benefit of the Secured Parties) and the Investors in and to the Borrower Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).

Section 10.3                             Costs and Expenses.  The Borrower shall pay all of its reasonable costs and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

Section 10.4                             Reporting Requirements.  The Borrower shall furnish, or cause to be furnished, to the Administrative and each Agent:

(a)                                 as soon as possible and in any event within three Business Days after a Responsible Officer of the Borrower shall have knowledge of the occurrence of a Facility Termination Event or Unmatured Facility Termination Event, the statement of an Executive Officer of the Borrower setting forth complete details of such Facility Termination Event or Unmatured Facility Termination Event and the action which the Borrower has taken, is taking and proposes to take with respect thereto; and

(b)                                 promptly, from time to time, such other information, documents, records or reports respecting the Transferred Contracts or the Related Security, the other Borrower Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may, from time to time, reasonably request.

Section 10.5                             Business Development Company.  Prior to the initial public offering of the Borrower, it intends to file with the Securities and Exchange Commission a Notification of Election to be subject to Sections 55 through 65 of the Investment Company Act filed on Form N-54A.  Following such filing, the Borrower will comply with all applicable provisions of the Investment Company Act and will thereafter use its reasonable efforts to maintain its status as a Business Development Company under the Investment Company Act and will use its reasonable efforts to qualify as a “regulated investment company” under the Code and to maintain such qualification.

Section 10.6                             Negative Pledge.  The Borrower will not enter into any agreement, instrument, deed or lease which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except for this Agreement.

Section 10.7                             Tangible Net Worth.  The Borrower shall maintain at all times a positive Tangible Net Worth.

Section 10.8                             Stock, Merger, Consolidation, Etc.  Other than in connection with the initial public offering of its common equity to third-party investors, the Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Administrative Agent.

Section 10.9                             Trade Name.  It shall not use any trade names, fictitious names, assumed names or “doing business as” names unless the Borrower shall have given the Administrative Agent at least 30 days prior written notice thereof and all actions required under Section 10.1(b) have been taken.

Section 10.10                      [Reserved].

Section 10.11                      [Reserved].

Section 10.12                      Documents.  Except as otherwise expressly permitted herein, it shall not cancel or terminate any of the Transaction Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Transaction Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Transaction Documents to which it is party (in any capacity) or take any other action under any such agreement not required by the terms thereof, unless (in each case) the Administrative Agent shall have consented thereto (which consent shall not unreasonably be withheld to the extent set forth in such Transaction Document).

Section 10.13                      Preservation of Existence.  It shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a corporation and its rights and franchises in the jurisdiction of its formation and (ii) qualify and remain qualified as a foreign corporation in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a material adverse effect on (1) its interests hereunder, (2) the interests hereunder of the Lenders or any Secured Party, (3) the collectibility of any Contract or (4) its ability to perform its obligations hereunder or under any of the other Transaction Documents.

Section 10.14                      Keeping of Records and Books of Account.  The Borrower shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Contracts in the event of the destruction of the originals thereof) and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Contracts (including records adequate to permit the daily identification of all collections of and adjustments to each Transferred Contract).

Section 10.15                      Accounting Treatment.  The Borrower shall not prepare any financial statements or other statements which shall account for the transactions contemplated by the Sale Agreement in any manner other than as the sale of the Transferred Contracts and the related assets by the Loan Seller to the Borrower.

Section 10.16                      Distributions.  The Borrower shall not declare or make (A) payment of any distribution on or in respect of any equity interests, or (B) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests so long as any Obligations are outstanding under this Agreement.

Section 10.17                      Performance of Borrower Assigned Agreements.  The Borrower shall (i) perform and observe all the terms and provisions of the Transaction Documents (including each of the Borrower Assigned Agreements) to which it is a party to be performed or observed by it, maintain such Transaction Documents in full force and effect, enforce such Transaction Documents in accordance with their terms and take all such action to such end as may be from time to time reasonably requested by the Administrative Agent, and (ii) upon request of the Administrative Agent, make to any other party to such Transaction Documents such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.

Section 10.18                      Notice of Material Adverse Claim.  It shall advise the Administrative Agent promptly, in reasonable detail, (i) of any material Adverse Claim, other than a Permitted Lien, known to it made or asserted against any of the Borrower Collateral, and (ii) of the occurrence of any event which would have a material adverse effect on the aggregate value of the Borrower Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

Section 10.19                      Delivery of Original Promissory Notes.  The Borrower shall deliver as soon as possible (but in no event later than three (3) Business Days after its acquisition of a Contract), each fully executed, original, related promissory note to the Custodian as contemplated by Section 12.1.  If the Borrower is unable to deliver any such fully executed, original promissory note on the date of its acquisition of a Contract, it shall deliver a copy of such promissory note, marked to show that such promissory note is subject to the Lien of the Administrative Agent, on such date of acquisition to the Custodian as contemplated by Section 12.1, and such copies shall be deemed to fill the requirements set forth in the definition of “Contract File” until the earlier to occur of (i) delivery of the original or (ii) the date that is three (3) Business Days after the Borrower’s acquisition of the related Contract.

Section 10.20                      Further Assurances; Financing Statements.  (a)  The Borrower agrees that at any time and from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable or that the Administrative Agent may request to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Administrative Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Borrower Collateral.  Without limiting the generality of the foregoing, the Borrower authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Administrative Agent may reasonably request to protect and preserve the assignments and security interests granted by this Agreement.  Such financing statements filed against the Borrower may describe the Borrower Collateral in the same manner specified in Section 13.1 or in any other manner as the Required Lenders may reasonably determine is necessary to ensure the perfection of such security interest (without disclosing the names of, or any information relating to, the Obligors thereunder), including describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.

(b)                                 The Borrower and each Secured Party hereby severally authorize the Administrative Agent, upon receipt of written direction from the Required Lenders, to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Borrower Collateral.

(c)                                  The Borrower shall furnish to the Administrative Agent from time to time such statements and schedules further identifying and describing the Contract Collateral and such other reports in connection with the Borrower Collateral as the Required Lenders may reasonably request, all in reasonable detail.

Section 10.21                      Taxes.  The Borrower will file on a timely basis all tax returns (including foreign, federal, state, local and otherwise) required to be filed and will pay all taxes due and payable by it and any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Borrower).

ARTICLE XI

[RESERVED]

ARTICLE XII

THE CUSTODIAN

Section 12.1                             Delivery of Contract Files; Custodian to Act as Agent.  (a)(i)The Administrative Agent hereby appoints the Custodian, and the Custodian hereby accepts its appointment, to act, subject to the terms of this Agreement, exclusively as the agent and custodian of the Administrative Agent for the purpose of taking and retaining custody of the Contract Files for the benefit of the Administrative Agent, on behalf of the Secured Parties.  Custodian, as the duly appointed agent of the Administrative Agent, on behalf of the Secured Parties for these purposes, (A) acknowledges that it shall hold (in accordance with Section 9-313(c) of the UCC) possession of the Contract Files at any time listed on each Schedule of Transferred Assets, a copy of each such Schedule of Transferred Assets shall be delivered to Custodian and all additions thereto or supplements thereof to the extent such documents are received by the Custodian, for the Administrative Agent’s benefit, on behalf of the Secured Parties, unless and until released in accordance with Section 12.4, and (B) agrees to maintain exclusive custody and possession of the Contract Files in which a security interest has been granted to the Administrative Agent, on behalf of the Secured Parties, hereunder in order to perfect the security interest of the Administrative Agent and the Secured Parties in such Contract Files and any and all proceeds of the foregoing.  The Borrower consents to the Custodian’s appointment hereunder and to the terms hereof.

(ii)                                  With respect to each Contract File which has been or will be delivered to the Custodian in accordance with the terms hereof, the Custodian is acting exclusively as the bailee and agent of the Administrative Agent, on behalf of the Secured Parties, and the Custodian has no instructions to hold any Contract File for the benefit of any Person other than the Administrative Agent and the Secured Parties, and the Custodian undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.  In so taking and retaining custody of the Contract Files, the Custodian shall be deemed to be acting as the agent of the Administrative Agent for the purpose of perfecting the Administrative Agent’s security interest therein under the UCC.  Except as otherwise provided in Section 12.4, the Custodian shall not at any time, release from its possession, any Contract Files.

(b)                                 (i)                                     Contract Files shall consist of the items listed on Exhibit C and it shall be the sole obligation of the Borrower to deliver or cause delivery of the Contract Files to the Custodian.

(ii)                                  No later than ten (10) Business Days following the Effective Date, the Borrower shall have delivered, or caused to be delivered, to the Custodian and the Custodian shall accept, take custody of and keep safely, in accordance with the terms hereof, as agent for the Administrative Agent, on behalf of the Secured Parties, for the use and benefit of the Administrative Agent, on behalf of the Secured Parties (x) the Schedule of Transferred Assets and (y) all Contract Files relating to each Contract to be (1) acquired by the Borrower from the Loan Seller pursuant to the Sale Agreement, on the Effective Date and (2) added to the Schedule of Transferred Assets on the Effective Date.

(iii)                               [Reserved]

(iv)                              From time to time, the Borrower, promptly upon receipt, shall forward to the Custodian additional documents evidencing any assumption, modification, consolidation or extension of a Contract, and upon receipt of any such other documents, the Custodian shall hold such other documents as agent for the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms hereof.  With respect to any other documents delivered to the Custodian in accordance with this Section 12.1(b)(iv), on or prior to the date of such delivery, the Borrower will attach a supplement or amendment to the Schedule of Transferred Assets most recently delivered to the Custodian in accordance with Section 12.1(b)(ii), and deliver the same to the Custodian (such information contained on such supplemented or amended Schedule of Transferred Assets shall also be delivered to the Custodian simultaneously in Microsoft Excel (or such other electronic format reasonably acceptable to the Custodian)), detailing the documents being so delivered to the Custodian hereunder.

(v)                                 With respect to any documents comprising the Contract File which have been delivered or are being delivered to recording offices for recording and have not been returned to the Borrower in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, the Borrower shall deliver to the Custodian a true copy thereof with a certification executed by an Executive Officer of the Borrower, certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation.  The Borrower shall deliver such original documents to the Custodian promptly when they are received.

(vi)                              The Borrower agrees to take such actions as are reasonably requested by the Custodian or the Administrative Agent to facilitate the delivery to the Custodian or the Administrative Agent, as applicable, of all documents (including, without limitation, Contract Files) and other items required to be delivered to the Custodian or the Administrative Agent, as applicable, in accordance with the terms of this Agreement.  The Borrower shall hold (in accordance with Section 9-313(c) of the UCC) all other documents comprising the Contract Files as agent of the Custodian.

Section 12.2                             [Reserved].

Section 12.3                             Obligations of the Custodian.  (a)  The Custodian shall maintain continuous custody of all Contract Files and other items related thereto delivered to the Custodian in accordance with the terms hereof in secure facilities in accordance with customary standards for such custody and shall reflect in its records the security interest of the Secured Parties therein.  Each Contract File which comes into the possession of the Custodian shall be maintained in fire-resistant vaults or cabinets at the office of the Custodian.  Each Contract File shall be marked with an appropriate identifying label and maintained in such manner so as to permit retrieval and access by the Custodian and the Administrative Agent.  The Custodian shall segregate the Contract Files in its inventory system and will not commingle the Contract Files with any other files of the Custodian held for any other Person.

(b)                                 With respect to the Contract Files delivered to the Custodian in accordance with the terms hereof, the Custodian shall (i) act exclusively as the bailee for hire and agent of, and the Custodian for, the Administrative Agent, on behalf of the Secured Parties (ii) hold all Contract Files received by it for the exclusive use and benefit of the Administrative Agent and the Secured Parties and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Administrative Agent; provided, however, that in the event of a conflict between the terms of this Agreement and the written instructions of the Administrative Agent, the Administrative Agent’s written instructions shall control.

(c)                                  Prior to the release of the security interest of the Administrative Agent, on behalf of the Secured Parties, and the termination of this Agreement, the Custodian shall accept only written instructions of a Responsible Officer of the Administrative Agent concerning the use, handling and disposition of the Contract Files.  For purposes of this Agreement, the term “Responsible Officer” shall mean the president, any vice president or assistant vice president of the Administrative Agent, or any other officer or employee having similar functions.

(d)                                 In the event that (i) the Borrower, the Administrative Agent or the Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Contract File or a document included within a Contract File or (ii) a third party shall institute any court proceeding by which any Contract File or any document included within a Contract File shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings.  The Custodian shall, to the extent permitted by law, continue to hold and maintain all Contract Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof.  Upon final determination of such court, the Custodian shall dispose of such Contract File or a document included within such Contract File as directed by the Administrative Agent, which shall give a direction consistent with such determination by a court of competent jurisdiction.  Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

(e)                                  In the event that the Custodian’s obligations under this Agreement are not clearly and expressly covered by the terms of this Agreement, the Custodian shall be entitled to (i) request additional instructions from the Administrative Agent and (ii) refrain from taking any action unless and until the Custodian has received such instructions from the Administrative Agent.  If the Custodian shall at any time receive conflicting instructions from any of the parties hereto with respect to the performance of its responsibilities under this Agreement, and such conflicting instructions cannot be resolved by reference to the terms of this Agreement, the Custodian shall be entitled to rely solely on the instructions of the Administrative Agent.

(f)                                   To the extent that the Custodian receives any payments with respect to any Contracts, it shall promptly (but in any event within two (2) Business Days) remit such payments to the Borrower for deposit into the Collection Account.

(g)                                  The Administrative Agent may direct the Custodian to take any such incidental action hereunder.  With respect to other actions which are incidental to the actions specifically delegated to the Custodian hereunder, the Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Custodian shall not be required to take any action hereunder at the request of the Administrative Agent if the taking of such action, in the reasonable determination of the Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Custodian requests the consent of the Administrative Agent and the Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(h)                                 The Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Custodian, or the Administrative Agent.  The Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including a Facility Termination Event, unless a Responsible Officer of the Custodian has knowledge of such matter or written notice thereof is received by the Custodian.

Section 12.4                             Release of Contract Files.  (a)  The Custodian shall release any Contract Files to the Administrative Agent upon the written request of the Administrative Agent, or, to the extent specified in a written request by the Borrower (which must have been consented to, in writing, by the Administrative Agent, which consent shall be evidenced by an executed counterpart to such request), to the Borrower, or its designee.

(b)                                 Written instructions as to the method of shipment and shipper(s) the Custodian is directed to utilize in connection with the transmission of Contract Files in the performance of the Custodian’s duties hereunder shall be delivered by the Borrower or Administrative Agent as the case may be to the Custodian prior to any shipment of any Contract Files hereunder. In the event the Custodian does not receive such written instruction from the Borrower or the Administrative Agent, the Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service.

(c)                                  On the Facility Termination Date, unless the Custodian has received written instruction from the Administrative Agent prior to such date, the Custodian is hereby directed to hold the Contract Files pursuant to the terms of the Receivables Financing Agreement dated as of February 21, 2014 among TPVG Variable Funding Company LLC, Triplepoint Venture Growth BDC Corp., the lenders parties thereto, Deutsche Bank AG, New York Branch, Deutsche Bank Trust Company Americas, the other agents thereto and U.S. Bank National Association.

Section 12.5                             Removal or Resignation of the Custodian.  (a) After the expiration of the 364-day period commencing on the date hereof, the Custodian may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior, written notice to the Borrower and the Administrative Agent; provided, however, that no resignation or removal of the Custodian will be permitted unless a successor Custodian has been appointed.  Promptly after receipt of notice of the Custodian’s resignation, the Administrative Agent shall either take custody of the Contract Files itself or promptly appoint a successor Custodian by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the resigning Custodian, and to the successor Custodian.

(b)                                 The Administrative Agent, upon at least 10 days’ prior, written notice to the Custodian, may, with or without cause, remove and discharge the Custodian or any successor Custodian thereafter appointed from the performance of its duties under this Agreement.  Promptly after giving notice of removal of such Custodian, the Administrative Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian.  Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Custodian and the successor Custodian, with a copy delivered to the Borrower.

(c)                                  In the event of any resignation or removal of the Custodian hereunder, the Custodian shall (i) promptly transfer to the successor Custodian, as directed in writing by the Administrative Agent, all of the Contract Files being administered by the Custodian under this Agreement, and (ii) cooperate in such other actions as are reasonably necessary to transfer its custodial duties set forth herein, as directed in writing by the Administrative Agent. The cost of the shipment of Contract Files arising out of the resignation of the Custodian pursuant to Section 12.5(a), or the termination for cause of the Custodian pursuant to Section 12.5(b), shall be at the expense of the Custodian. Any cost of shipment arising out of the removal or discharge of the Custodian without cause pursuant to Section 12.5(b) shall be at the expense of the Borrower.

Section 12.6                             [Reserved].

Section 12.7                             Insurance of the Custodian.  At its own expense, the Custodian shall maintain at all times during the existence of this Agreement and keep in full force and effect, fidelity insurance, theft of documents insurance, forgery insurance and errors and omissions insurance.  All such insurance shall be in amounts, with standard coverage and subject to deductibles, all as is customary for insurance typically maintained by banks which act as the Custodian of collateral substantially similar to the Contracts.  Upon request, the Administrative Agent and the Borrower shall be entitled to receive from the Custodian a certification executed by a Responsible Officer of the Custodian stating the amount of insurance maintained by the Custodian in accordance with the terms hereof, the name of the insurer providing such insurance, and a statement that such insurance is in full force and effect.

Section 12.8                             Representations and Warranties.  The Custodian represents and warrants to the Borrower, the Administrative Agent and the Investors that:

(a)                                 The Custodian is a national banking association organized and existing by virtue of the federal banking laws of the United States of America;

(b)                                 The Custodian has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(c)                                  no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including any stockholder or creditor of the Custodian) is required in connection with the execution, delivery performance, validity or enforceability of this Agreement; and

(d)                                 this Agreement has been duly executed and delivered on behalf of the Custodian and constitutes a legal, valid and binding obligation of the Custodian enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).

Section 12.9                             Statements.  Promptly upon the request of the Administrative Agent or the Borrower, the Custodian shall provide the Administrative Agent and the Borrower with a list of all the Contracts for which the Custodian holds a Contract File pursuant to this Agreement.  Such list may be in the form of a copy of the Schedule of Transferred Assets with manual deletions to specifically denote any Contracts added, paid off, liquidated, released or redelivered since the date of this Agreement.

Section 12.10                      No Adverse Interest of the Custodian. By execution of this Agreement, the Custodian represents and warrants that it currently holds, and during the existence of this Agreement shall hold, no adverse interest, by way of security or otherwise, in any Contract or any Contract File.  Neither the Contracts nor any documents in the Contract Files shall be subject to any security interest, lien or right of set-off by the Custodian or any third party claiming through the Custodian, and the Custodian shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Contracts or documents in the Contract Files.

Section 12.11                      [Reserved].

Section 12.12                      Reliance of the Custodian.  In the absence of bad faith or actual knowledge on the part of the Custodian, the Custodian may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, notice, instruction, certificate, opinion or other document furnished to the Custodian, reasonably believed by the Custodian to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of any document comprising a Contract File or other request, notice, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Custodian, the Custodian shall be under a duty to examine the same in accordance with the requirements of this Agreement.  Without limiting the generality of the foregoing, it is expressly agreed that in no event shall the Custodian have any liability for any losses or damage to any Person arising out of actions of the Custodian consistent with the instructions whether in writing or verbal provided by the Administrative Agent.

Section 12.13                      Term of Custody.  Promptly after written notice from the Administrative Agent that (i) the security interest of the Administrative Agent has been released, and (ii) this Agreement has terminated, the Custodian shall deliver all documents remaining in the Contract Files to the Borrower or as directed by the Borrower.

Section 12.14                      Tax Reports.  The Custodian shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of the Custodian’s compensation or for reimbursement of expenses.

Section 12.15                      Transmission of Contract Files.  Written instructions as to the method of shipment and shipper(s) the Custodian is directed to utilize in connection with the transmission of Contract Files in the performance of the Custodian’s duties hereunder shall be delivered by the Borrower or the Administrative Agent to the Custodian prior to any shipment of any Contract Files hereunder.  The Borrower shall arrange for the provision of such services at its sole cost and expense (or, at the Custodian’s option, reimburse the Custodian for all costs and expenses incurred by the Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Contract Files as the Borrower deems appropriate.

Section 12.16                      Further Rights of the Custodian.  (a)  The obligations of the Custodian shall be determined solely by the express provisions of this Agreement and no covenants or obligations shall be implied in this Agreement against the Custodian.  No representation, warranty, covenant or obligation of the Custodian shall be implied with respect to this Agreement or the Custodian’s services hereunder.  Without limiting the generality of the foregoing statement, except as specifically required herein, the Custodian shall be under no obligation to inspect, review or examine the Contract Files to determine that the contents thereof are complete, genuine, enforceable or appropriate for the represented purposes or that they have been actually recorded or filed in the required office or that they are other than what they purport to be on their face.  the Custodian may consult with counsel satisfactory to it and any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of such counsel.

(b)                                 In no event shall the Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Custodian as contemplated by this Agreement.

(c)                                  No provision of this Agreement shall require the Custodian to expend or risk its own funds or otherwise incur financial liability in performance of its duties under this Agreement, except as specifically otherwise provided herein.

(d)                                 The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything which it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission.

(e)                                  The Custodian shall not be obligated to take any action hereunder which might in its judgment involve any expense or liability unless it has been furnished with reasonable indemnity.

(f)                                   The Custodian shall have no duties or responsibilities except those that are specifically set forth herein, and no duties or obligations shall be implied in this Agreement against the Custodian.

(g)                                  Except as otherwise provided herein, the Custodian shall be under no responsibility or duty with respect to the disposition of any Contract File while such Contract File is not in its possession.

(h)                                 The Custodian may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the Borrower will hold the Custodian harmless from any claims that may arise or be asserted against the Custodian because of the invalidity of any such documents or their failure to fulfill their intended purpose.

(i)                                     The Custodian shall not be responsible to the Administrative Agent or any other party for recitals, statements or warranties or representations of the Borrower contained herein or in any document, or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other agreement on the part of any party, except as may otherwise be specifically set forth herein.

(j)                                    The Borrower shall indemnify and hold the Custodian harmless from and against all claims, liabilities, damages, losses, fees (including reasonable attorneys’ fees and expenses) and costs and expenses incurred by the Custodian as a result of the entering into and performance of its duties hereunder, unless such claims, liabilities, damages, loss, fees, costs and expenses shall arise from the Custodian’s gross negligence or willful misconduct.  The Custodian’s rights to indemnification shall survive the termination of this Agreement.

(k)                                 It is understood that the Custodian will charge for its services including, but not limited to, overnight courier and copying expenses, under this Agreement as specified in the schedule of fees set forth in a separate agreement among the Custodian and the Borrower, and the payment of such fees and expenses shall be the sole obligation of the Borrower.  All the Custodian fees and expenses shall be payable upon the Borrower’s receipt of an invoice from the Custodian.  The Custodian agrees that no such invoice shall be submitted to the Borrower prior to the Facility Termination Date.

(l)                                     The Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral.  The Custodian shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(m)                             In no event shall the Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to lost profits), even if the Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n)                                 The Custodian shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document, except as otherwise provided herein; provided, however, that, if the form thereof is prescribed by this Agreement, the Custodian shall examine the same to determine whether it conforms on its face to the requirements hereof.

(o)                                 The Custodian may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Custodian shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it.  Neither the Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Borrower, Borrower or any other Person, except by reason of acts or omissions by the Custodian constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Custodian’s duties hereunder; provided, that it is hereby expressly agreed that any Custodial Delivery Failure hereunder shall constitute gross negligence for purposes of this Section 12.16.  The Custodian shall in no event have any liability for the actions or omissions of the Borrower, the Administrative Agent or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Administrative Agent or another Person.  The Custodian shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Administrative Agent or another Person in furnishing necessary, timely and accurate information to the Custodian.

Section 12.17                      Custodian Compensation.  As compensation for its Custodian activities hereunder, the Custodian shall be entitled to its fees and expenses as set forth in the Custodian Fee Letter and indemnity amounts payable by the Borrower to the Custodian (including Indemnified Amounts under Article XVII) under the Transaction Documents (collectively, the “Custodian Fees and Expenses”).

ARTICLE XIII

GRANT OF SECURITY INTEREST

Section 13.1                             Borrower’s Grant of Security Interest.  As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including the Advance, Yield and other amounts at any time owing hereunder), the Borrower hereby assigns and pledges to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties, a security interest in and lien upon, all of the Borrower’s personal property, including the Borrower’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Borrower Collateral”):

(a)                                 all Transferred Contracts;

(b)                                 all Contract Collateral;

(c)                                  the Sale Agreement, the Escrow Agreement and all other Transaction Documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (iv) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;

(d)                                 all of the following (the “Account Collateral”):

(i)                                     the Collection Account, the Borrower’s interest in the Escrow Account, all funds held therein, and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account or such funds,

(ii)                                  all investments from time to time of amounts in the Collection Account and all certificates and instruments, if any, from time to time representing or evidencing such investments,

(iii)                               all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent or any Secured Party or

any assignee or agent on behalf of the Administrative Agent or any Secured Party in substitution for or in addition to any of the then existing Account Collateral, and

(iv)                              all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Account Collateral;

(e)                                  all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement, including the deposit with the Administrative Agent of additional moneys by the Borrower;

(f)                                   all Accounts, all Certificated Securities, all Chattel Paper, all Documents, all Equipment, all Financial Assets, all General Intangibles, all Instruments, all Investment Property, all Inventory, all Securities Accounts, all Security Certificates, all Security Entitlements and all Uncertificated Securities of the Borrower;

(g)                                  all Portfolio Investments;

(h)                                 all Proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in paragraphs (a) through (f) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative Agent or a Secured Party or any assignee or agent on behalf of the Administrative Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Borrower Collateral.

Section 13.2                             Borrower Remains Liable.  Notwithstanding anything in this Agreement, (a) the Borrower shall remain liable under the Transferred Contracts, Borrower Assigned Agreements and other agreements included in the Borrower Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Administrative Agent of any of its rights under this Agreement shall not release the Borrower from any of their respective duties or obligations under the Transferred Contracts, Borrower Assigned Agreements or other agreements included in the Borrower Collateral, (c) the Secured Parties and the Administrative Agent shall not have any obligation or liability under the Transferred Contracts, Borrower Assigned Agreements or other agreements included in the Borrower Collateral by reason of this Agreement, and (d) neither the Administrative Agent nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Borrower or the Loan Seller under the Transferred Contracts, Borrower Assigned Agreements or other agreements included in the Borrower Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 13.3                             Release of Collateral.  Until the Obligations have been paid in full, the Administrative Agent may not release any Lien covering any Borrower Collateral except for Contract Payments for which the related Obligor has paid the amounts owing on the related Contract in full and for which the Administrative Agent has received a Lien on all proceeds of such Contract.  Upon payment in full of all of the Obligations, Administrative Agent will promptly release its Lien upon the Borrower Collateral and will, at Borrower’s sole expense, authorize Borrower to file UCC amendments to termination any filed UCC financing statements naming Borrower as debtor and Administrative Agent as secured party, and will, promptly following Borrower’s request, execute and deliver such lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Administrative Agent’s Liens and all notices of security interests and liens previously filed by Administrative Agent.

Section 13.4                             Certain Remedies.  (a)  The Administrative Agent may, in its discretion (with the consent of the Required Lenders), and shall, at the written direction of the Required Lenders, but in each case subject to Section 13.4(f), proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate proceedings as the Required Lenders shall deem necessary to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Administrative Agent by any Transaction Document or by law.

(b)                                 In case there shall be pending, relative to the Borrower or any other obligor upon the Notes or any Person having or claiming an ownership interest in the Borrower Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower, its property or such other obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other obligor upon the Notes, or to the creditors of property of the Borrower or such other obligor, the Administrative Agent irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered but without any obligation, subject to Section 13.5(a), by intervention in such proceedings or otherwise:

(i)                                     to file and prove a claim or claims for the whole amount of principal and Yield owing and unpaid in respect of the Notes, all other amounts owing to the Investors and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for reimbursement of all expenses (including the fees and expenses of counsel) and liabilities incurred, and all advances, if any, made, by the Administrative Agent and each predecessor Administrative Agent except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;

(ii)                                  unless prohibited by Applicable Law, to vote (with the consent of the Required Lenders) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;

(iii)                               to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Secured Parties on their behalf; and

(iv)                              to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent or the Secured Parties allowed in any judicial proceedings relative to the Borrower, its creditors and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such proceeding is hereby authorized by each of such Secured Parties to make payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of payments directly to such Secured Parties, to pay to the Administrative Agent such amounts as shall be sufficient to cover all reasonable expenses and liabilities incurred, and all advances made, by the Administrative Agent and each predecessor Administrative Agent except as determined to have been caused by its own gross negligence or willful misconduct.

(c)                                  Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or vote for or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder thereof or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding except, pursuant to Section 13.5(b)(ii), to vote for the election of a trustee in bankruptcy or similar person.

(d)                                 All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Administrative Agent without the possession of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Administrative Agent shall be brought in its own name as Administrative Agent and any recovery of judgment, subject to the payment of the reasonable expenses, disbursements and compensation of the Administrative Agent each predecessor Administrative Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of the Notes and other Secured Parties.

(e)                                  In any proceedings brought by the Administrative Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Administrative Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

(f)                                   Notwithstanding any other provision in this Agreement, the Administrative Agent agrees not to exercise any foreclosure remedy against the Warrant Assets until the expiration of the period commencing on the date on which a Facility Termination Event occurs (other than a Facility Termination Event described in Section 14.1(d)) and ending on the date that is one year after the occurrence of such Facility Termination Event.

Section 13.5                             Limitation on Duty of Administrative Agent in Respect of Collateral.  (a)  Beyond the exercise of reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any Borrower Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Administrative Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Borrower Collateral.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Borrower Collateral in its possession if the Borrower Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Borrower Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Administrative Agent in good faith.

(b)                                 The Administrative Agent shall not be responsible for the existence, genuineness or value of any of the Borrower Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Borrower Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Administrative Agent for the validity or sufficiency of the Borrower Collateral or any agreement or assignment contained therein, for the validity of the title of the Borrower to the Borrower Collateral, for insuring the Borrower Collateral or for the payment of taxes, charges, assessments or Liens upon the Borrower Collateral or otherwise as to the maintenance of the Borrower Collateral.

(c)                                  The Administrative Agent shall have no duty to act outside of the United States in respect of any Borrower Collateral located in any jurisdiction other than the United States.

(d)                                 The Administrative Agent may act through its agents or attorneys and shall not be liable for any misconduct or negligence of any such agents or attorneys appointed with due care by it hereunder.

(e)                                  In no event shall Administrative Agent be liable for special, punitive or consequential damages.

ARTICLE XIV

FACILITY TERMINATION EVENTS

Section 14.1                             Facility Termination Events.  Each of the following shall constitute a Facility Termination Event under this Agreement:

(a)                                 Default in the payment in full when due of any principal of the Advance or default in the payment of any other amount payable by the Borrower hereunder, including any Yield on the Advance, within three (3) Business Days of the due date thereof; provided, however, there shall be no Facility Termination Event under this clause (a) if such failure to pay is caused solely by any failure or delay of the Administrative Agent in withdrawing funds from the Escrow Account and applying such funds to payment of the Obligations;

(b)                                 The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in

Sections 10.6, 10.7, 10.9 and 10.10, as to each of which no grace period shall apply, any such failure shall remain unremedied for 5 Business Days after knowledge thereof or after written notice thereof shall have been given by the Administrative Agent to the Borrower;

(c)                                  Any representation or warranty of the Borrower made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document shall prove to have been false or incorrect in any material respect when made or deemed to have been made;

(d)                                 An Insolvency Event shall have occurred with respect to any of the Borrower or either Loan Seller;

(e)                                  The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower;

(f)                                   (i) Any Transaction Document or any lien or security interest granted thereunder by the Borrower, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or (ii) the Borrower or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or (iii) any security interest securing any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (except, as to priority, for Permitted Liens) against the Borrower;

(g)                                  The Borrower or either Loan Seller shall fail to pay any principal of or premium or interest on any Indebtedness having a principal amount of $10,000,000 or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other default under any agreement or instrument relating to any such Indebtedness of the Borrower or either Loan Seller, as applicable, or any other event, shall occur if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or any early amortization event, pay out event or other similar event (other than as a result of a voluntary prepayment) shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness if the effect of such event is to cause the principal of such Indebtedness to be amortized on an accelerated basis;

(h)                                 TPVG Advisers LLC ceases to be the investment adviser for the Borrower; or

(i)                                     Any court shall render a final judgment against the Borrower or either Loan Seller in an amount in excess of $5,000,000.

Section 14.2          Effect of Facility Termination Event.

(a)           Optional Termination.  Upon notice by the Administrative Agent that a Facility Termination Event (other than a Facility Termination Event described in Section 14.1(d)) has occurred, the Required Lenders may declare all outstanding Obligations to be due and payable, whereupon the full unpaid amount of the Obligations which shall be immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Facility Termination Date shall be deemed to have occurred.

(b)           Automatic Termination.  Upon the occurrence of a Facility Termination Event described in Section 14.1(d), the Facility Termination Date shall be deemed to have occurred automatically, and all outstanding Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).

Section 14.3          Rights Upon Facility Termination Event.  If a Facility Termination Event shall have occurred, the Required Lenders may direct the Administrative Agent to exercise any of the remedies specified herein in respect of the Borrower Collateral and the Administrative Agent may (with the consent of the Required Lenders) but shall have no obligation, or the Administrative Agent shall (subject to Section 13.5), at the written direction of the Required Lenders, also do one or more of the following (provided that the Lenders and the Administrative Agent hereby agree to take the actions set forth in Section 14.3(e) prior to taking any of the other actions listed below):

(a)           institute proceedings in its own name and on behalf of the Secured Parties as Administrative Agent for the collection of all amounts then payable on the Notes or hereunder with respect thereto, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other obligor upon the Notes moneys adjudged due;

(b)           subject to Section 13.4, institute proceedings from time to time for the complete or partial foreclosure upon the Borrower Collateral;

(c)           subject to Section 14.3(b), exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Administrative Agent and the Secured Parties which rights and remedies shall be cumulative;

(d)           subject to Section 14.3(b), require the Borrower, at the Borrower’s expense, to (1) assemble all or any part of the Borrower Collateral as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to such parties and (2) without notice except as specified below, sell the Borrower Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.  The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Borrower Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied against all or any part of the Advance pursuant to Section 4.1 or otherwise in such order as the Administrative Agent shall elect in its sole discretion; and

(e)           immediately give instructions for distribution (at the written instructions of the Administrative Agent) of all amounts on deposit in the Escrow Account (up to, but not in excess of the total accrued and unpaid Obligations hereunder) in accordance with Section 3(c) of the Escrow Agreement; provided that the Administrative Agent hereby covenants not to exercise its rights under Section 3(c) of the Escrow Agreement unless it has determined (in its reasonable discretion) that a Facility Termination Event has occurred hereunder.

ARTICLE XV

THE AGENTS

Section 15.1          Appointment.  Each Lender and each Agent hereby irrevocably designates and appoints DBNY as Administrative Agent hereunder and under the other Transaction Documents, and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto.  Each Lender in each Lender Group hereby irrevocably designates and appoints the Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent shall promptly deliver, but in any event no later than the following Business Day, a copy of any notice, certificate, report or other documents received by it in its capacity as Administrative Agent to each Agent.  Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor any Agent (the Administrative Agent and each Agent being referred to in this Article as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.

Section 15.2          Delegation of Duties.  Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries,

affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Note Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 15.3          Exculpatory Provisions.  Neither any Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 15.2 under or in connection with this Agreement or the other Transaction Documents (except for its, their or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document.  Except as otherwise expressly provided in this Agreement, no Note Agent shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower or the TriplePoint Capital LLC.

Section 15.4          Reliance by Agents.  Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to each of the Lenders), independent accountants and other experts selected by such Note Agent.  Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Administrative Agent, by the Lenders or (ii) in the case of an Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 50% of the outstanding Advance held by such

Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.

Section 15.5          Notices.  No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Facility Termination Event unless such Note Agent has received notice from the Borrower or any Lender, referring to this Agreement and describing such event.  In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Agent, and in the event any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group.  The Administrative Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders, and each Agent shall take such action with respect to such event as shall be reasonably directed by Lenders in its Lender holding greater than 50% of the outstanding Advance held by such Lender Group; provided that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.

Section 15.6          Non-Reliance on Agents.  The Lenders expressly acknowledge that neither any Note Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by a Note Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender.  Each Lender represents to each Note Agent that it has, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Contracts and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Contracts.  Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Borrower Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

In no event shall the Administrative Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  In no event shall the Administrative Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 15.7          Indemnification.  The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their portion of the Advance from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Administrative Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such affected Person).

Section 15.8          Successor Agent.  If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement.  Any Agent may resign as Agent upon ten days’ notice to the Lenders in its Lender Group and the Administrative Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section 15.8.  If an Agent shall resign as Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Advance held by such Lender Group shall appoint a successor agent for such Lender Group.  After any retiring Note Agent’s resignation hereunder as Note Agent, the provisions of this Article XV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Note Agent under this Agreement.  No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent; provided, however, that in the event a successor Note Agent is not appointed within 60 days after such Note Agent has given notice of its resignation as permitted by this Section 15.8, such Note Agent may petition a court for its removal.

Section 15.9          Agents in their Individual Capacity.  Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Note Agent were not an agent hereunder.  In addition, the Lenders acknowledge that one or more Persons which are Note Agents may act (i) as administrator, sponsor or agent for one or more Structured Lenders and in such capacity acts and may continue to act on behalf of each such Structured Lender in connection with its business, and (ii) as the agent for certain financial institutions under the liquidity and credit enhancement agreements relating to this Agreement to which any one or more Structured Lenders is party and in various other capacities relating to the business of any such Structured Lender under various agreements.  Any such Person, in its capacity as Note Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as a Note Agent other than as expressly provided in this Agreement.  Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.

ARTICLE XVI

ASSIGNMENTS

Section 16.1          Restrictions on Assignments.  The Borrower may not assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Required Lenders.

Section 16.2          Documentation.  In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Advance or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing the Advance.

Section 16.3          Rights of Assignee.  Upon the foreclosure of any assignment of the Advance made for security purposes, or upon any other assignment of the Advance from any Lender pursuant to this Article XVI, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to the Advance and all references to the Lender or Investors in Section 4.3 and Section 5.1 shall be deemed to apply to such assignee.

Section 16.4          Notice of Assignment by Lenders.  So long as no Unmatured Facility Termination Event or Facility Termination Event has occurred and is continuing, any proposed assignment by a Lender to any Person other than an Affiliate of such Lender shall be subject to the prior written consent of the Borrower.  Each Lender authorizes the related Agent to, and such Agent agrees that it shall, endorse the Notes to reflect any assignments made pursuant to this Article XVI or otherwise.

Section 16.5          Registration; Registration of Transfer and Exchange.  (a)  The Administrative Agent shall keep a register (the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Administrative Agent shall provide for the registration of the Notes and of transfer of interests in the Notes.  The Administrative Agent is hereby appointed “Note Registrar” for the purpose of registering the Notes and transfers of the Notes as herein provided.

(b)           Each Person who has or who acquired an interest in a Note shall be deemed by such acquisition to have agreed to be bound by the provisions of this Section 16.5.  A Note may be exchanged (in accordance with Section 16.5(c)) and transferred to the holders (or their agents or nominees) of the Advance and to any assignee (in accordance with Section 16.1) (or its agent or nominee) of all or a portion of the Advance.  The Administrative Agent shall not register (or cause to be registered) the transfer of such Note, unless the proposed transferee shall have delivered to the Administrative Agent either (x) evidence satisfactory to it that the transfer of such Note is exempt from registration or qualification under the Securities Act of 1933, as amended, and all applicable state securities laws and that the transfer does not constitute a non-exempt “prohibited transaction” under ERISA or (y) an express agreement by the proposed transferee to be bound by and to abide by the provisions of this Section 16.5 and the restrictions noted on the face of such Note.

(c)           At the option of the holder thereof, a Note may be exchanged for one or more new Notes of any authorized denominations and of a like class and aggregate principal amount at an office or agency of the Borrower.  Whenever any Note is so surrendered for exchange, the Borrower shall execute and deliver (through the Administrative Agent) the new Note which the holder making the exchange is entitled to receive.

(d)           Upon surrender for registration of transfer of any Note at an office or agency of the Borrower, the Borrower shall execute and deliver (through the Administrative Agent), in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like class and aggregate principal amount.

(e)           All Notes issued upon any registration of transfer or exchange of any Note in accordance with the provisions of this Agreement shall be the valid obligations of the Borrower, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Note(s) surrendered upon such registration of transfer or exchange.

(f)            Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Borrower or the Administrative Agent) be fully endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Note Registrar, duly executed by the holder thereof or his attorney duly authorized in writing.

(g)           No service charge shall be made for any registration of transfer or exchange of a Note, but the Borrower may require payment from the transferee holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of exchange of a Note, other than exchanges pursuant to this Section 16.5.

(h)           The holders of the Notes shall be bound by the terms and conditions of this Agreement.

Section 16.6          Mutilated, Destroyed, Lost and Stolen Notes.  (a)  If any mutilated Note is surrendered to the Administrative Agent the Borrower shall execute and deliver (through the Administrative Agent) in exchange therefor a new Note of like class and tenor and principal amount and bearing a number not contemporaneously outstanding.

(b)           If there shall be delivered to the Borrower and the Administrative Agent prior to the payment of the Notes (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Borrower or the Administrative Agent that such Note has been acquired by a bona fide Lender, the Borrower shall execute and deliver (through the Administrative Agent), in lieu of any such destroyed, lost or stolen Note, a new Note of like class, tenor and principal amount and bearing a number not contemporaneously outstanding.

(c)           Upon the issuance of any new Note under this Section 16.6, the Borrower may require the payment from the transferor holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

(d)           Every new Note issued pursuant to this Section 16.6 and in accordance with the provisions of this Agreement, in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Borrower, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

(e)           The provisions of this Section 16.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note.

Section 16.7          Persons Deemed Owners.  The Borrower, the Agents, the Administrative Agent and any agent for any of the foregoing may treat the holder of any Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of Borrower, the Agents, the Administrative Agent and any such agent shall be affected by notice to the contrary.

Section 16.8          Cancellation.  All Notes surrendered for payment or registration of transfer or exchange shall be promptly canceled.  The Borrower shall promptly cancel and deliver to the Administrative Agent any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Borrower.  No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 16.8, except as expressly permitted by this Agreement.

Section 16.9          Participations; Pledge.  (a)  At any time and from time to time, each Lender may, in accordance with Applicable Law, at any time grant participations in all or a portion of its Note and/or its interest in the Advance and other payments due to it under this Agreement to any Person (each, a “Participant”).  Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) neither the Borrower, the Administrative Agent, any other Lender nor Agent shall have any obligation to have any communication or relationship with any Participant.  Each Participant shall comply with the provisions of Section 4.3(e) and shall be entitled to the benefits of Sections

4.3 and 5.1, but shall not be entitled to receive any greater payment under Sections 4.3 or 5.1 than the Lender which granted such participation interest to such Participant would be entitled to receive had such Lender not granted such interest to such Participant.  So long as no Unmatured Facility Termination Event or Facility Termination Event has occurred, any proposed Participation shall be subject to the prior written consent of the Borrower, which such consent shall not be unreasonably withheld, delayed or conditioned.

(b)           Notwithstanding anything in Section 16.9(a) to the contrary, each Lender may pledge its interest in the Advance and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person.

ARTICLE XVII

INDEMNIFICATION

Section 17.1          Borrower Indemnity.  Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Borrower agrees to indemnify on an after-tax basis the Administrative Agent, the Investors, the Agents and the Custodian and each of their Affiliates, and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby or the use of proceeds therefrom by the Borrower, including in respect of the funding of the Advance or in respect of any Transferred Contract, excluding, however, (a) Indemnified Amounts payable to an Indemnified Party to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of any Indemnified Party or its agent or subcontractor or (b) any Excluded Taxes.

Indemnification under this Section 17.1 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable fees and expenses of counsel and expenses of litigation.

Section 17.2          Contribution.  If for any reason (other than the exclusions set forth in the first paragraph of Section 17.1) the indemnification provided above in Section 17.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Borrower and its Affiliates on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Borrower and its Affiliates on the other hand, as well as any other relevant equitable considerations.

ARTICLE XVIII

MISCELLANEOUS

Section 18.1          No Waiver; Remedies.  No failure on the part of any Investor, any Agent, the Administrative Agent, any Indemnified Party or any Affected Person to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, each Investor and Participant is hereby authorized by the Borrower during the existence of a Facility Termination Event, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower to the amounts owed by the Borrower under this Agreement, to the Administrative Agent, the Agents, any Affected Person, any Indemnified Party or any Investor or their respective successors and assigns.

Section 18.2          Amendments, Waivers.  This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 18.2.  With the written consent of the Required Lenders, the Agents, the Borrower, and the Administrative Agent may, from time to time, enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, however, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to an Advance or reduce the rate or extend the time of payment of Yield thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section 18.2 or Section 18.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders or (iii) amend, modify or waive any provision adversely affecting the obligations or duties of the Custodian, in each case without the prior written consent of the Custodian.  Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement.  During the time that any Lender hereunder is a Conduit Lender, the Administrative Agent will provide notice and a copy of any amendment to any of this Agreement to Standard & Poor’s prior to the execution of such amendment.  If any Lender is a Conduit Lender, the Administrative Agent shall provide prior written notice of each amendment pursuant to this Section 18.2 to Standard & Poor’s.

Section 18.3          Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on Annex II hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received.

Section 18.4                             Costs, Expenses and Taxes.  In addition to the rights of indemnification granted under Section 17.1, the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, syndication and administration of this Agreement, any Structured Lender Liquidity Arrangement or other liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, and, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower and the Administrative Agent and the Borrower further agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with any amendments, waivers or consents executed in connection with this Agreement and any Structured Lender Liquidity Arrangement or other liquidity support facility, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and remedies under this Agreement and any Structured Lender Liquidity Arrangement or other liquidity support facility, and to pay all costs and expenses, if any (including reasonable counsel fees and expenses), of the Administrative Agent, the Agents, the Lenders, the Investors and their respective Affiliates, in connection with the enforcement against the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided that in the case of reimbursement of counsel for the Agents, the Lender and the Investors other than the Administrative Agent, such reimbursement shall be limited to one counsel for all such Agents, Lender and Investors.

Section 18.5                             Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of Borrower, the Investors, the Agents, the Administrative Agent and their respective successors and assigns, and the provisions of Section 4.1(b), Article V, Section 11.1 and Article XVII shall inure to the benefit of the Affected Persons and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XVI.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time when all Obligations have been finally and fully paid in cash and performed.  The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V.  Section 11.1 and Article XVII and the provisions of Section 18.10, Section 18.11 and Section 18.12 shall be continuing and shall survive any termination of this Agreement.

Section 18.6                             Captions and Cross References.  The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.  Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 18.7                             Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 18.8                             GOVERNING LAW.  THIS AGREEMENT AND THE NOTES SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 18.9                             Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

Section 18.10                      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE AGENTS, THE INVESTORS OR ANY OTHER AFFECTED PERSON.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

Section 18.11                      No Proceedings.  (a)  Each of the Borrower, the Administrative Agent, each Agent and each Investor hereby agrees that it will not institute against any Lender which is a Structured Lender, or join any other Person in instituting against such Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper or other senior indebtedness issued by such Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall be outstanding.  The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

(b)                                 The Borrower, each Agent, each Investor and the Administrative Agent hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as the Advance or other amounts due from the

Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which the Advance or other amounts shall be outstanding.  The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

Section 18.12                      Limited Recourse to the Lenders.  No recourse under any obligation, covenant or agreement of a Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of a Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Section 18.13                      ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 18.14                      Confidentiality.  (a)  The Administrative Agent and each Investor, severally and with respect to itself only, covenants and agrees that any information about the Borrower or its Affiliates or the Obligors, the Contract Payments, the Related Security or otherwise obtained by the Administrative Agent or such Investor pursuant to this Agreement shall be held in confidence (it being understood that documents provided to the Administrative Agent hereunder may in all cases be distributed by the Administrative Agent to the Investors) except that the Administrative Agent or such Investor may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Administrative Agent or such Investor, (iii) to the extent such information was available to the Administrative Agent or such Investor on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Investor hereunder, (iv) with the consent of the Borrower, (v) to the extent permitted by Article XVI, (vi) to the extent the Administrative Agent or such Investor should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information, (vii) for the purposes of establishing a “due diligence” defense, (viii) in the case of any Lender that is a Structured Lender, to rating agencies, placement agents and providers of liquidity and credit support who agree to hold such information in confidence or (ix) at any time which is 18 months after the termination of this Agreement; provided that in the case of clause (vi) above, the Administrative Agent or such Investor, as applicable, will use all reasonable efforts to maintain confidentiality and, in the case of clause (vi)(A) above, will (unless otherwise prohibited by law) notify the Borrower of its intention to make any such disclosure prior to making any such disclosure.

Section 18.15                      Replacement of Lenders.  At any time there is more than one Lender, the Borrower shall be permitted to replace any Lender, except (i) the Administrative Agent or (ii) any Lender which is administered by the Administrative Agent or an Affiliate of the Administrative Agent, that (a) requests reimbursement, payment or compensation for any amounts owing for Increased Costs or Taxes or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts for Increased Costs or Taxes, unless such Lender designates a different lending office before such change in law becomes effective and such alternate lending office obviates the need for the Borrower to make payments of additional amounts for Increased Costs or Taxes or (c) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 18.2; provided that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make the Advance, (ii) prior to any such replacement, such Lender shall have taken no action under Section 5.1 so as to fully eliminate the continued need for payment of amounts owing pursuant to Section 5.1, if applicable, (iii) the replacement financial institution shall purchase, at par, the Advance and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 16.5, (vi) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Taxes, as the case may be and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

[signature pages begin on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

TRIPLEPOINT VENTURE GROWTH
BDC CORP., as Borrower

By:
	Name:	Sajal Srivastava
	Title:	President

Signature Page to Bridge Financing Agreement

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:
	Name:	Michael Cheng
	Title:	Director

By:
Name:
Title:

Signature Page to Bridge Financing Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH, as Committed Lender

By:
	Name:	Michael Cheng
	Title:	Director

By:
Name:
Title:

Signature Page to Bridge Financing Agreement